RELIANT BUILDING PRODUCTS, INC.
                                3010 LBJ Freeway
                                    Suite 400
                              Dallas, Texas   75234


                              November  1,  1999



To  the  Holders  of  10_  %  Senior  Subordinated
     Notes  due  2004  of  Reliant  Building  Products,  Inc.
     Identified  below:

     The term sheet annexed hereto sets forth the principal terms on which you have agreed in principle to exchange the entire principal amount beneficially owned by you of the 10_ % Senior Subordinated Notes due 2004 (the "Old Notes") of Reliant Building Products, Inc. (the "Company") for an equal aggregate principal amount of new notes (the "New Notes") having substantially the terms set forth therein, together with such other terms and conditions as are customary in instru-ments similar to the New Notes and transactions of the type contemplated.



     Our signatures below evidence (i) our mutual non-binding inten-tion to proceed with nego-tiations designed to carry out a transaction substan-tially in the manner outlined herein and (ii) our mutual intention to proceed expeditiously with the negotia-tion of a mutually satisfactory lock-up and forbearance agreement and other related documentation. Consummation of the trans-ac-tion will be subject to the negotiation and execu-tion of definitive agreements with terms satisfacto-ry to you and the Company, each in your sole discretion.

     Very  truly  yours,

     RELIANT  BUILDING  PRODUCTS,  INC.



By: /s/ William Snyder
Name: William Snyder
Title: Senior Vice President

Confirmed  as  of  the  date  first  above  written::

Name  of  Bondholder:          Name  of  Bondholder:
Alliance Capital Management    SunAmerica Life Insurance Company



By:  /s/ Michael E. Sohr       By: /s/ Rafael Fogel
Name: Michael E. Sohr          Name: Rafael Fogel
Title: Vice President          Title: Authorized Agent

Principal  amount         Principal  amount
of  bonds  held:          of  bonds  held:
$6,000,000

Name  of  Custodian:          Name  of  Custodian:

Name  of  Bondholder:          Name  of  Bondholder:



By:                        By:
Name:                      Name:
Title:                     Title:

Principal  amount          Principal amount
Of bonds held:             of bonds held:

Name  of  Custodian:       Name  of  Custodian:

     November  __,  1999

                         RELIANT BUILDING PRODUCTS, INC.

                           SUMMARY OF PRINCIPAL TERMS
                           OF AMENDMENTS APPLICABLE TO
                    10_ % SENIOR SUBORDINATED NOTES DUE 2004


Issuer          Reliant  Building  Products,  Inc.  (the  "Company")

The  Exchange Offer and Related Restructuring

The Company intends to make an
offer to all Holders of the Company's outstanding 10_ % Senior Subordinated Notes due 2004 (the "Old Notes") to exchange New Notes (as defined below) for an equal principal amount of Old Notes (the "Exchange Offer"). In connection with the Exchange Offer, the Company --intends to solicit (the "Solicitation") consents (the "Consents") to certain proposed amendments (the "Proposed Amendments") to the Old Indenture. The Company's obligation to accept for exchange Old -Notes validly tendered pursuant to the Exchange Offer, and the obligation of each Holder of Old Notes to tender such Old Notes, will be conditioned upon (i) receipt of valid unrevoked tenders from holders of at least 95% of the principal amount of the Old Notes outstanding (the "Tender Condition"), (ii) execution by the Company and the Trustee under the indenture pursuant to which the Old Notes were issued (the "Old Indenture"), following receipt of Consents from Holders of at least a majority in principal amount of the Old Notes out-standing, of a supplemental indenture pro-viding for the Proposed Amendments (the "Consent Condition"), (iii) satisfaction of the Credit Agreement Amendment Condition (as defined below), (iv) satisfaction of the Investment Condition (as defined below), and (v) certain general conditions to  the  Exchange Offer and the Solicitation set forth in Exhibit A hereto (the
                                                          ---------
"General  Conditions").    In  the  event  that  the  Tender  Condition is not
satisfied, the Company may elect to file a prepackaged Chapter 11 plan of reorganization containing substantially the same terms as the Exchange Offer.


New  Notes

Up  to  $70,000,000  aggregate  principal  amount  of Senior
Subordinated  Variable  Rate  Interest  Option  Notes due 2004 (the "New Notes")

Maturity  of  New  Notes          May  1,  2004
                                  -------------

Interest

Interest on the New Notes will accrue and be payable as follows:
(a) On each of the interest payment dates November 1, 1999 and May 1, 2000, interest on the New Notes will be payable, at the option of the Company, either in cash or by accrual at 10 7/8 % per annum. Accrued interest shall compound semi-annually.

(b) On each of the interest payment dates November 1, 2000 and May 1, 2001, interest on the New Notes will be payable, at the option of the Company, either in cash at 10 7/8 % per annum or by accrual at 11_ % per an-num. Accrued interest shall compound semi-annually.

(c) On each of the interest payment dates November 1, 2001 and May 1, 2002, interest on the New Notes will be payable, at the option of the Company, either in cash at 10 7/8 % per annum or by accrual at 11_ % per annum. Accrued interest shall compound semi-annually.

(d) On the August 1, 2002 interest payment date, interest on the New Notes will be pay-able, at the option of the Company, either in cash at 10.731 % per annum or by accrual at 11 7/8 % per annum.

(e) On each interest payment date commencing November 1, 2002 through and including May 1, 2004, interest on the New Notes will be payable quarterly in cash at 10.731 % per annum.

(f) All deferred interest shall become payable at the final maturity date of the New Notes.

Interest Payment Dates

Commencing November 1, 1999 through and including May
1, 2002, semi-annually on May 1 and November 1. Commencing August 1, 2002 through and including May1, 2004, quarterly on February 1, May 1, August 1, and
November  1.    Interest that is deferred as aforesaid shall be paid in full at the  final  maturity  date  of  the  New  Notes.

Subsidiary  Guaranties

The New Notes will be guaranteed (the "Guaranties"),
jointly and severally on a senior subordinated basis, by each of the Company's direct and indirect Subsidiaries (as defined) on the issue date of the New Notes and by each direct and indirect Subsidiary of the Company (excluding Unrestricted Subsidiaries) formed or acquired thereafter. The Guaranties will be general unsecured obligations of the Guarantors. The Guarantors will also guarantee all obligations of the Company under the Senior Credit Facility (as defined), and each Guarantor will grant a security interest in all or substantially all its assets to secure its guarantee obligations under the
Senior  Credit  Facility.   The obligations of each Guarantor under its Guaranty
will be subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness (as defined) of such Guarantor to substantially the same extent as the Notes are subordinated to all existing and future Senior Indebtedness of the Company.

Ranking

The Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness of the Company. The Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to all other Subordinated Indebtedness of the Company.

Covenants          Same  as  Old  Notes

Exchange Offer and Registration Rights

The  Company will enter into a Registration Rights
Agreement containing terms customary for transactions of this type with the holders who exchange Old Notes for New Notes, pursuant to which the Company will either offer to exchange, pursuant to an effective registration statement, an equal principal amount of notes having terms substantially identical to the New Notes except for the transfer restrictions (the "Exchange Notes") or cause the New Notes to be registered under the Securities Act and, if any such registration statement is not filed and declared effective or such ex-change offer is not consummated, in each case within certain customary time limits, then additional interest (in addition to the interest otherwise due on the New Notes) will be paid by the Company in cash or deferred (in the same manner as interest otherwise due is paid in cash or deferred) to each holder of New Notes on account of the first 90-day period immediately following the occurrence of each such default in an amount equal to $0.05 per week per $1,000 principal amount of New Notes, increasing by an additional $0.05 per week per $1,000 principal amount of New Notes for each subsequent 90-day period until such default is cured, up to a maximum amount of additional interest of $0.50 per week per $1,000 principal amount of New Notes. Such additional interest will cease accruing on the New Notes when the default in filing such registration statement or consummating such exchange offer has been cured.

Transfer Restrictions; Absence of  a Public Market for the New Notes

The New Notes will not be registered under the Securities Act and will be subject to restrictions on transferability and resale. If issued, the Exchange Notes generally will be freely transferable, but there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Exchange Notes are expected to be eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the New Notes or the Exchange Notes on any national securities exchange or for their quotation through the National Association of Securities Dealers Automated Quotation System.

Observation  Rights

The holders of the New Notes shall be entitled to name one person as an observer to the Company's Board of Directors, who shall be entitled to receive notice of and participate in all meetings of the Company's Board of Directors but who shall not have any voting rights

Consent  Fee

20 basis points per $1,000 principal amount of Old Notes as to which Consents to the Proposed Amendments are duly given, payable at the closing of the Exchange Offer

Expenses

All fees and expenses of the professionals to the Holders of Old
Notes  to  be  paid  at  closing  of  restructuring,  if  not  sooner  paid.

Certain  Definitions

"Credit Agreement Amendment Condition" shall mean the execution and delivery of that certain Second Amendment and Waiver to the Credit Agreement, dated as of January 28, 1998, as amended, supplemented or otherwise modified from time to time thereafter, by and between the Company, as Borrower, the several banks and other financial institutions or entities from time to time parties thereto, Chase Securities, Inc. as advisor and arranger, Canadian Imperial Bank of Commerce, New York Agency, as documentation agent, and Bank of Texas, National Association, as administrative agent, which shall be in a form reasonably acceptable to the Holders of Old Notes and their counsel.

     "Investment Condition" shall mean an equity investment of $10 million, which shall be in a form reasonably acceptable to the Holders of Old Notes and their counsel, from certain entities related to Reliant Partners, L.P. and Reliant Partners II, L.P., the current controlling stockholders of Reliant's
parent,  RBPI  Holding  Corporation    (the "Stockholders"), pursuant to which
investment the Stockholders will acquire from the Company newly issued shares of common stock in such amount that, after giving effect to such investment the Stockholders will own substantially all of the common stock of the Company to be then outstanding other than the common stock to be issued to management, if any. The obligation of the Stockholders to make the equity investment will be conditioned upon the satisfaction of the Tender Condition, the Consent Condition, the Credit Agreement Amendment Condition, and the General Conditions.

     All other capitalized terms used but not defined herein shall have the meanings given to them in the Old Indenture.

     EXHIBIT  A


     General  Conditions
     -------------------

     For purposes of the Exchange Offer, the "General Conditions" shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date the Exchange Offer is commenced and prior to the acceptance for exchange of any Old Notes tendered pursuant to the Exchange Offer:

     (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (vi) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

     (b) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or the Solicitation or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, conditions (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries;



(c) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which challenges the making of the Exchange Offer or the Solicitation or the Proposed Amendments or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Exchange Offer or the Solicitation or the Proposed Amendments or other-wise adversely affect in any material manner the Exchange Offer, the Solicitation or the Proposed Amendments; or

     (d) the Trustee under the Old Indenture shall have objected in any respect to, or taken any action that would be reasonably likely to materially and adversely affect the consummation of the Exchange Offer or the Solicitation or the Company's ability to effect the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in soliciting the Consents (including the form thereof) or in the making of the Exchange Offer or the acceptance of the Old Notes or the Consents or the issuance of New Notes in exchange for Old Notes.